Exhibit 99.1

Communicate.com Inc. Appoints Consumer Internet Pioneer Boris Wertz to the Board of Directors

VANCOUVER, BC – March 17, 2008 – Communicate.com Inc. (OTC BB: CMNN) is pleased to announce the appointment of Dr. Boris Wertz to its Board of Directors effective immediately. The addition of Dr. Wertz to the Communicate.com board demonstrates the Company’s intent to build out a seasoned team of Directors to strategically grow the business of developing premium e-commerce and content destinations.

Dr. Wertz has an established career of strategic management and operational experience in the consumer internet space.  He currently serves as CEO of Nexopia, the most popular social networking utility for Canadian youth, and CEO of W Media Ventures, a Vancouver-based venture capital firm that focuses on consumer internet investments. Before founding W Media Ventures, Dr. Wertz was the Chief Operating Officer of AbeBooks.com, the world's largest online marketplace for books. He currently serves on the Board of Directors for AbeBooks as well as Suite 101, Tripsbytips.com, Indochino.com, TeamPages and Techvibes.com. Dr. Wertz completed his Ph. D. as well as his graduate studies at the Graduate School of Management (WHU), Koblenz, majoring in Business Economics and Business Management.

Geoffrey Hampson, CEO and Chairman of Communicate.com stated, “Dr. Wertz brings a wealth of experience to the Communicate.com Board which will provide management with invaluable insights and direction. His extensive knowledge and operational experience as a director of many successful consumer internet businesses will help to aggressively drive forward our efforts to evolve Communicate.com into an industry leading e-commerce and media company. Along with other recently appointed team members, Dr. Wertz will provide direction aimed at maximizing the value of the Communicate.com assets and creating value for our shareholders.”

About Communicate.com Inc.

Communicate.com builds, owns and operates content and commerce destinations on the Internet. Founded in 1994, Communicate.com has headquarters in Vancouver, British Columbia with a location in Bellingham, Washington. Communicate.com is publicly traded on the NASD OTCBB (CMNN). For more information, visit www.communicate.com.

Certain statements contained in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Communicate.com Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions; it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in economic conditions and other risks detailed from time to time in Communicate.com's filings with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release represent the Company's views as of the date of this press release. The Company does not undertake any obligation to update any forward-looking statements, and readers are cautioned not to place undue reliance on these forward-looking statements.

Media Contact:

Communicate.com Inc.

Becky Porter

Director, Corporate Communications

(206) 713-7959

becky@communicate.com

Investor Contacts:

Communicate.com Inc.

Adam Rabiner

Director, Investor Relations

(604) 453-4875 or 1-866-898-4354

adam@communicate.com

Alliance Advisors, LLC

Mark McPartland

Vice President

(910) 221-1827

markmcp@allianceadvisors.net